UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 2, 2018

The Interpublic Group of Companies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-6686	13-1024020
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

909 Third Avenue, New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-704-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 1.01    Entry into a Material Definitive Agreement.

Membership Interest Purchase Agreement

As previously announced, on July 2, 2018, The Interpublic Group of Companies, Inc. (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Acxiom Corporation (“Acxiom”), LiveRamp, Inc., a wholly owned subsidiary of Acxiom (“LiveRamp”), and Acxiom Holdings, Inc. (“Holdco”), a newly formed wholly owned subsidiary of Acxiom. Upon satisfaction of the terms and subject to the conditions set forth in the Purchase Agreement, the Company will acquire Acxiom’s Marketing Solutions business (the “AMS Business”) for $2.3 billion in cash, subject to customary closing adjustments (the “AMS Sale”). Following the AMS Sale, a successor to Acxiom would continue to operate Acxiom’s LiveRamp business, an identity technology provider (the “LiveRamp Business”).

As contemplated by the Purchase Agreement and a Master Contribution and Assumption Agreement among Acxiom, LiveRamp and Holdco, Acxiom and its subsidiaries will undergo a series of internal Acxiom transactions (the “Reorganization and Separation”) that will result in Holdco owning LiveRamp and Acxiom as direct subsidiaries, with LiveRamp holding the LiveRamp Business and Acxiom holding the AMS Business. Following this Reorganization and Separation, upon satisfaction of the terms and subject to the conditions set forth in the Purchase Agreement, the AMS Sale will be consummated through the sale of Acxiom by Holdco to the Company. Following the AMS Sale, Acxiom would transfer the “Acxiom” brand name and associated trademarks to the Company, and Holdco would rebrand its business under the “LiveRamp” name and trade under the ticker symbol “RAMP”.

The consummation of the AMS Sale, which is currently expected to occur in the Company’s fourth quarter, is conditioned upon, among other things, (i) approval of Acxiom’s stockholders, (ii) expiration or termination of applicable waiting periods including any extension thereof under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended and the German Act Against Restraints of Competition, (iii) completion of the Reorganization and Separation, (iv) compliance by each party of their respective covenants in all material respects and (v) accuracy of each party’s respective representations, subject to materiality thresholds.

The closing of the AMS Sale will occur on the first business day of the calendar month on or immediately following the third business day following the satisfaction or waiver of each of the conditions to closing. The proposed transaction is not subject to a financing condition.

The Purchase Agreement also provides for certain termination rights for both Acxiom and the Company. Upon termination of the Purchase Agreement under specified circumstances, including if Acxiom terminates the Purchase Agreement to enter into an acquisition agreement with respect to the entirety of Acxiom (including substantially all of the LiveRamp Business), Acxiom will be required to pay the Company a termination fee of $86.25 million or, in certain circumstances, up to $15 million of expenses (which is creditable toward the termination fee).

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The Purchase Agreement contains representations and warranties made by the parties as of specific dates and solely for their benefit. The representations and warranties reflect negotiations between the parties and are not intended as statements of fact to be relied upon by the Company’s or Acxiom’s stockholders or any other person or entity other than the parties to the Purchase Agreement and, in certain cases, represent allocation decisions among the parties and are modified or qualified by correspondence or confidential disclosures made between the parties in connection with the negotiation of the Purchase Agreement (which disclosures are not reflected in the Purchase Agreement itself, may not be true as of any date other than the date made, or may apply standards of materiality in a way that is different from what may be viewed as material by stockholders). Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and stockholders should not rely on them as statements of fact. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement.

Bridge Loan Commitment Letter

In connection with entering into the Purchase Agreement, the Company entered into a commitment letter (the “Bridge Commitment Letter”) with Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated therein (collectively “Citi”) and JPMorgan Chase Bank, N.A. (“JPM,” and together with Citi, the “Commitment Parties”), dated as of July 2, 2018, pursuant to which the Commitment Parties have committed to provide to the Company, subject to the terms and conditions set forth therein, the full amount of a 364-day $2.3 billion senior unsecured bridge loan facility (the “Bridge Facility,” and the provision of such funds as set forth in the Bridge Commitment Letter, the “Bridge Financing); however, the Company expects to obtain long-term financing to fund the acquisition of the AMS Business as contemplated by the Purchase Agreement in the debt capital markets before closing.

The commitment with respect to the Bridge Financing is subject to certain customary closing conditions, including the consummation of the AMS Sale in accordance with the terms of the Purchase Agreement. The Bridge Facility will contain certain representations and warranties, affirmative covenants, negative covenants, financial covenants, and events of default, in each case applicable to the Company and, where appropriate, its subsidiaries, that are customarily required for similar financings. In addition, the Bridge Facility will be subject to certain customary mandatory commitment reduction and prepayment events triggered by receipt of proceeds of certain debt and equity issuances and material asset sales, in each case subject to customary exceptions. The Company will pay customary fees and expenses in connection with obtaining the Bridge Facility.

Item 7.01. Regulation FD Disclosure.

On July 2, 2018, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein, announcing its agreement to acquire the AMS Business. On July 3, 2018, the Company held a conference call to discuss the foregoing acquisition and posted an investor presentation, a copy of which is attached hereto as Exhibit 99.2 and incorporated by reference herein, on its website in connection with the conference call. The information presented in this Item 7.01 including Exhibits 99.1 and 99.2, is being furnished, not filed, under Item 7.01 of Form 8-K.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern the proposed transaction and the parties’ expectations, strategy, plans or intentions regarding it. Forward-looking statements in this communication include, but are not limited to, (i) expectations regarding the timing, completion and expected benefits of the proposed transaction, (ii) plans, objectives and intentions with respect to future operations, customers and markets, and (iii) the expected impact of the proposed transaction on the parties’ business. Such expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the risk that the proposed transaction may not be completed in a timely manner or at all; the effect of the announcement or pendency of the proposed transaction on the parties’ business relationships, results of operations and business generally; risks that the proposed transaction disrupts current plans and operations; and general market, political, economic and business conditions. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in the Company’s and Acxiom’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the period ended December 31, 2017, Acxiom’s Annual Report on Form 10-K for the period ended March 31, 2018 and any other documents filed from time to time with the SEC by the Company or Acxiom. The forward-looking statements in this communication are based on information available to the Company as of the date hereof.

Except as required under applicable law, the Company undertakes no obligation to update the information contained in this filing or any other forward-looking statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.

Additional Information and Where to Find It

Acxiom will file relevant materials with the SEC in connection with the transactions contemplated by the Purchase Agreement, including a proxy statement on Schedule 14A. Under the terms of the Purchase Agreement after filing its proxy statement with the SEC, Acxiom will mail or otherwise make available the proxy statement and a proxy card to each stockholder entitled to vote at the annual meeting of stockholders of Acxiom relating to the transactions contemplated by the Purchase Agreement. ACXIOM STOCKHOLDERS AND OTHER INVESTORS ARE ADVISED TO CAREFULLY READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT WHEN THEY BECOME AVAILABLE, AS THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT AND THE PARTIES THERETO. Acxiom stockholders and other investors may obtain free copies of the proxy statement and other relevant materials in connection with the transactions contemplated by the Purchase Agreement (when they become available), along with other documents filed with the SEC, at the SEC’s website (http://www.sec.gov).

The Company, Acxiom and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction described herein will be included in the proxy statement described above. Additional information regarding Acxiom’s directors and executive officers is also included in Acxiom’s proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on June 29, 2017. Additional information regarding the Company’s directors and executive officers is also included in the Company’s proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on April 11, 2018 and is available on the Company’s investor relations website free of charge.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1*	Membership Interest Purchase Agreement, dated as of July 2, 2018, by and among Acxiom Corporation, The Interpublic Group of Companies, Inc., LiveRamp, Inc., and Acxiom Holdings, Inc. (filed pursuant to Item 1.01)
99.1	Press release of the Company dated July 2, 2018 (furnished pursuant to Item 7.01)
99.2	Investor presentation of the Company dated July 3, 2018 (furnished pursuant to Item 7.01)

* Certain schedules and exhibits to this agreement have been have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By:	/s/ Andrew Bonzani
Andrew Bonzani
Senior Vice President, General Counsel
and Secretary

Date: July 5, 2018